                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-37957


                         PROSPECTUS SUPPLEMENT NO. 13
          (TO PROSPECTUS DATED OCTOBER 24, 1997, AS SUPPLEMENTED BY
        PROSPECTUS SUPPLEMENT NO. 1 DATED NOVEMBER 7, 1997, PROSPECTUS
       SUPPLEMENT NO. 2 DATED NOVEMBER 7, 1997, SUPPLEMENT NO. 3 DATED
        NOVEMBER  21, 1997,  SUPPLEMENT NO. 4 DATED DECEMBER 12, 1997,
       SUPPLEMENT NO. 5 DATED JANUARY 13, 1998, SUPPLEMENT NO. 6 DATED
         FEBRUARY 4, 1998, SUPPLEMENT NO. 7 DATED FEBRUARY 12, 1998,
       SUPPLEMENT NO. 8 DATED FEBRUARY 24, 1998, SUPPLEMENT NO. 9 DATED
      APRIL 10, 1998, SUPPLEMENT NO. 10 DATED JUNE 15, 1998, SUPPLEMENT
   NO. 11 DATED JULY 17, 1998, AND SUPPLEMENT NO. 12 DATED AUGUST 21, 1998)

                                $115,000,000
                   LEVEL ONE COMMUNICATIONS, INCORPORATED
                 4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

This Prospectus Supplement supplements information contained in that certain Prospectus dated October 24, 1997, as amended or supplemented (the "Prospectus"), through the date hereof relating to the potential sale from time to time of up to $115,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Securityholders that may be offered pursuant to the Prospectus by adding the following line items:

TCW Group                   $75,000             1,875

The above number is based on the $40.00 per share conversion price stated in the Notes. On March 30, 1998, the Company effected a 3:2 stock split. By the terms of the Notes and the Note Indenture, all conversion prices are automatically adjusted pro rata.

Unless otherwise noted, all information provided in this Prospectus Supplement is as of May 17, 1999.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 17, 1999.